UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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ALTISOURCE RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

BLR PARTNERS LP
BLRPART, LP
BLRGP INC.
FONDREN MANAGEMENT, LP
FMLP INC.
THE RADOFF FAMILY FOUNDATION
OP SELECT FUND, L.P.
OLIVER PRESS INVESTORS, LLC
OLIVER PRESS PARTNERS, LLC
BRADLEY L. RADOFF
AUGUSTUS K. OLIVER II
CLIFFORD PRESS
ANDREW L. PLATT
JOSHUA E. SCHECHTER

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BLR Partners LP, together with the other participants named herein (collectively, “RESI Shareholders Group”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of RESI Shareholders Group’s slate of three highly-qualified director nominees to the Board of Directors of Altisource Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On February 18, 2016, RESI Shareholders Group issued the following press release:

RESI SHAREHOLDERS GROUP URGES ALTISOURCE RESIDENTIAL CORPORATION TO HALT THE VALUE DESTRUCTION COMMITTED BY INEXPERIENCED AND CONFLICTED BOARD MEMBERS

•	Board should take no further steps to implement their flawed new strategy until the composition of the Board is settled

•	The current Board is conflicted, lacks critical qualifications and is beholden to disgraced former Chairman William Erbey

•	RESI Shareholders Group’s independent and highly qualified director candidates have the credentials, experience and proven track records to maximize shareholder value

New York, NY, February 18, 2016/PR Newswire/ - RESI Shareholders Group owning over 4% of the outstanding shares of Altisource Residential Corporation (NYSE: RESI) announced today that it has delivered a letter to the Board of Directors of RESI. The letter outlines the history of value destruction committed by the current inexperienced and conflicted Board members and urges them to take no further action in implementing their flawed strategy. RESI Shareholders Group has nominated and will pursue the election of three highly qualified directors who can guide the Company and maximize shareholder value.

Full text of the letter follows:

February 18, 2016

Members of the Board,

As you are aware, RESI Shareholders Group currently owns over 4% of the outstanding shares of Altisource Residential Corporation (“RESI” or the “Company”). We are pursuing the election of three truly independent, highly qualified director candidates to the Board of Directors of RESI at the Company’s upcoming 2016 annual meeting of stockholders expected to be held in May.

Our reasons for pursuing Board reconstitution are rooted in RESI’s calamitous stock price performance and the recent precipitous shift to a strategy that is in direct contrast to the strategic platform on which this Company raised approximately $1.2 billion of equity in the public markets. RESI’s share price has declined 73% from the price at which you last raised public capital, and the funds that were entrusted to your fiduciary oversight by shareholders have dwindled to a market capitalization of approximately $500 million.

Given these circumstances, we insist that the Board immediately evaluate all paths to maximize shareholder value and cease any further steps to implement your flawed strategy until truly independent and qualified directors have been elected. We are also compelled to remind the Board of its duty to act in the best interests of RESI shareholders, given the inherent conflicts presented by the Altisource Asset Management Corporation (“AAMC”) management agreement and the Altisource Portfolio Solutions S.A. (“ASPS”) master services agreement.

At the current share price of $9.25, RESI shares trade at just over 40% of book value. We firmly believe this low valuation is attributable to the following factors:

1.	The abrupt and ill-considered shift in strategy from being a buyer of distressed mortgage loans to the outright purchase of single-family rental homes;

2.	Conflicts of interest that arise from the external management structure with AAMC and the master services agreement with ASPS; and

3.	A conflicted Board with ongoing ties to William Erbey, the former Chairman of RESI and its related companies, despite his forced resignation

Deviation From Original Strategy On Which Public Capital Was Raised Has Led To Severe Value Destruction

RESI was founded on the investment thesis of purchasing sub–performing and non-performing loan (“NPL”) portfolios during a period of market turmoil and ultimately converting the loans into single-family rental (“SFR”) units.

“We acquire our single-family rental properties primarily through the acquisition of sub-performing and non-performing loan portfolios, which is a differentiated approach that we believe strategically positions us to take advantage of market opportunities better than market participants that are solely focused on real estate-owned, or “REO,” acquisitions.” – 2015 Form 10-K

In an investor presentation dated December 2014, the Company pointed out the “substantial value embedded in existing NPL portfolio” and further mentioned that “a large gap exists between estimated NAV, net of AAMC fee (calculated as $28.51 per share as of 9/30/2014), and current book value.” On this basis, RESI shares are now trading at 32% of NAV.

It must be obvious to you from the market reaction following the strategy change announced on the third quarter 2015 earnings call that you have embraced a deeply flawed and unpopular operating plan. Having raised capital on one platform and subsequently touted its success, the Board is now pursuing the very antithesis of its stated strategy. The new plan requires RESI to purchase homes in markets that are selling at prices significantly in excess of the implied prices of purchasing NPLs in the original strategy. The capital in RESI was raised by a different management team on a now abandoned strategy; we do not believe the newly hired management has the mandate or the qualifications to invest it.

RESI shareholders unambiguously and in large numbers disagree with the current strategic direction that this Board has undertaken. Simply put, the current strategy as articulated by management envisions using Company capital to buy homes at par, which, given RESI’s current stock price will immediately trade at less than 50% of their purchase price. This is economic insanity, and seemingly serves only to generate fees for RESI’s external manager, AAMC, and external services provider, ASPS, at the expense of RESI and its shareholders. Given that William Erbey, the disgraced former Chairman of RESI, owns 30.9% of ASPS, 29.4% of AAMC and less than 3.6% of RESI, it is completely irresponsible for the RESI Board to sanction this transfer of value from RESI shareholders to affiliates of Mr. Erbey.

External Management Structure Is Still Hopelessly Conflicted

The external management relationship continues to highlight the ongoing conflicts of interest between RESI and entities in which the former Chairman, William Erbey has concentrated his share ownership. Since 2012, RESI has been a continuous generator of fees for AAMC, ASPS, Ocwen and the other entities with substantial ownership by Mr. Erbey, to the detriment of RESI shareholders.

Despite the recent management fee restructuring, AAMC still receives egregious and misaligned management fees from RESI. The fees increase as a percentage of assets under management based on the sheer quantity of homes managed without any regard for RESI stock performance or sound public policy. This perverse incentive structure incentivizes the Board and management of AAMC to increase the gross assets of RESI in order to generate fees to prop up and sustain AAMC and ASPS, which have both suffered from calamitous share price declines representative of their failed business models.

The Current Board Is Conflicted, Inexperienced And Does Not Prioritize Shareholders Interests Over Management

Since inception, RESI and its related publicly traded companies have been mired in conflicts of interest and abysmal corporate governance. Ocwen Financial Corporation, of which Mr. Erbey was Executive Chairman, was forced to enter into a Consent Order with the New York State Department of Financial Services, which led to the forced resignation of Mr. Erbey from the RESI Board in 2015. Despite Mr. Erbey’s departure, the Board of RESI is still comprised of individuals beholden to Mr. Erbey and his family:

•	Director James Mullin is the President of Allegheny College, where Mr. Erbey is an alumnus and benefactor

•	Director Mike Eruzione is an employee of Boston University, where Mr. Erbey’s wife serves on the Board of Trustees

•
Director David Reiner, formerly associated with Erbey entities Ocwen Financial Corporation and Home Loan Servicing Solutions, was appointed as a director and Chairman of the Board of RESI upon Mr. Erbey’s forced resignation

Prior experience or demonstrated expertise by any RESI director in the single-family rental business appears to be non-existent. Further, not one of the current Board members has any public company board experience outside of Erbey-related entities, including the newly minted CEO, George Ellison. As a CEO, his public record shows stock price declines since the date of his appointment of 91% at AAMC and 48% at RESI.

Strategic Change Requires Independent, Qualified Board Members

RESI’s current share price proves investors have dismissed the new strategy, and the Board’s inexperience has rendered it unqualified to fix the problem of its own creation. We believe that an independent and capable Board is required to review all potential strategic alternatives to deliver full value for shareholders.

For those reasons, we are pursuing the election of three highly qualified individuals to the Board who are committed to maximizing value for RESI shareholders. They will ensure that the Company is run for the benefit of RESI and its shareholders without regard to AAMC, ASPS, Mr. Erbey or any other conflicted parties. Our director nominees are prepared to work constructively with the Board and Mr. Ellison in order to align their interests with RESI shareholders.

In our prior discussions with the Company, Mr. Ellison indicated that management and the Board may be contemplating a large acquisition of single-family homes. We demand that any such efforts be halted until the composition of the Board is settled at the upcoming annual meeting in May. We also remind the Board of its fiduciary duty to RESI shareholders and not to adopt corporate defense tactics, which are harmful to RESI shareholders.

Sincerely,

RESI Shareholders Group

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLR Partners LP, together with the other participants named herein (collectively, "RESI Shareholders Group"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of three highly-qualified director nominees at the 2016 annual meeting of stockholders of Altisource Residential Corporation, a Maryland corporation (the "Company").

RESI SHAREHOLDERS GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the solicitation are BLR Partners LP ("BLR Partners"), BLRPart, LP ("BLRPart GP"), BLRGP Inc. ("BLRGP"), Fondren Management, LP ("Fondren Management"), FMLP Inc. ("FMLP"), The Radoff Family Foundation ("Radoff Foundation"), Bradley L. Radoff, OP Select Fund, L.P. ("OP Select"), Oliver Press Investors, LLC ("Oliver Press Investors"), Oliver Press Partners, LLC ("Oliver Press Partners"), Augustus K. Oliver II, Clifford Press, Andrew L. Platt and Joshua E. Schechter.

As of the date hereof, BLR Partners owned directly 1,836,000 shares of Common Stock. BLRPart GP, as the general partner of BLR Partners, may be deemed to beneficially own the 1,836,000 shares owned by BLR Partners. BLRGP, as the general partner of BLRPart GP, may be deemed to beneficially own the 1,836,000 shares owned by BLR Partners. Fondren Management, as the investment manager of BLR Partners, may be deemed to beneficially own the 1,836,000 shares owned by BLR Partners. FMLP, as the general partner of Fondren Management, may be deemed to beneficially own the 1,836,000 shares owned by BLR Partners. As of the date hereof, Radoff Foundation owned directly 25,000 shares of Common Stock. As of the date hereof, Mr. Radoff owned directly 565,000 shares of Common Stock and, as the sole shareholder and sole director of each of BLRGP and FMLP and a director of Radoff Foundation, may be deemed to beneficially own the 1,836,000 shares owned by BLR Partners and the 25,000 shares owned by the Radoff Foundation. As of the date hereof, OP Select owned directly 21,000 shares of Common Stock. Oliver Press Investors, as the general partner of OP Select, may be deemed to beneficially own the 21,000 shares owned by OP Select. Oliver Press Partners, as the investment manager of OP Select, may be deemed to beneficially own the 21,000 shares owned by OP Select. Each of Messrs. Oliver and Press, as a managing member of Oliver Press Investors and Oliver Press Partners, may be deemed to beneficially own the 21,000 shares owned by OP Select. As of the date hereof, Mr. Schechter beneficially owned 25,000 shares of Common Stock. As of the date hereof, Mr. Platt does not beneficially own any shares of Common Stock.

SOURCE: RESI Shareholders Group

Investor Contact:

Clifford Press
(212) 277-5635

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com